Exhibit 99.1

LIMITED BRANDS ANNOUNCES EXECUTIVE CHANGES
COLUMBUS, Ohio, May 3, 2012 – Limited Brands, Inc. (NYSE: LTD), announced today that Charlie McGuigan, chief executive officer of Mast Global, the company’s sourcing and production arm, has been named Limited Brands chief operating officer.  In addition to retaining his current responsibilities, he will assume leadership of enterprise operations.

Martyn Redgrave, Limited Brands chief administrative officer, will transition to the role of senior advisor for the company later this summer.

“Charlie has exhibited great insight and vast knowledge in a variety of leadership roles at Limited Brands.  I appreciate his ability to bring teams together to deliver results and look forward to working with him in his new role,” said Leslie H. Wexner, chairman and chief executive officer of Limited Brands.

“We appreciate Martyn’s contributions in his seven years with the enterprise, from his guidance of many operations and technology platform implementations to his support of business growth, and are grateful for his continued involvement in the business,” said Wexner.

McGuigan joined Limited Brands in May 2004 as senior vice president in the technology services function for the company. Prior to joining Limited Brands, he worked for Cap Gemini Ernst & Young as a leader in consumer, product and retail practices.

Redgrave joined Limited Brands in 2005.  Prior to joining the company, Redgrave held leadership positions at Carlson Companies, Inc. and Pepsico, Inc.  He currently serves on the board of directors of Deluxe Corporation and United Way of Central Ohio.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company.  The company operates 2,613 specialty stores in the United States and its brands are sold in more than 700 company-operated and franchised additional locations world-wide.  The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.
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For further information, please contact:
Tammy Roberts Myers
External Communications, Limited Brands Inc.
614-415-7072
extcomm@limitedbrands.com